Exhibit 99.3

                  Log On America, Inc. Announces Settlement of
                 Actions Against Credit Suisse First Boston and
                                 Marshal Capital

PROVIDENCE, R.I.--(BUSINESS WIRE)--July 26, 2001--Log On America, Inc. (NASDAQ:LOAX) today announced settlement of its pending lawsuits against Credit Suisse First Boston Corporation and Marshal Capital Management Inc., the holder of one half of the Company's Series A Convertible Preferred stock. Credit Suisse will pay Log On America $3,250,000 and Marshal Capital will exchange its Series A Preferred shares for a new Series B Convertible Preferred stock with a face value of $7,500,000. The Series B Preferred Stock will be convertible into common stock of the Company at a fixed conversion rate of $4.50 per share. The Company will continue its pending lawsuit against the two remaining holders of its Series A Preferred stock.

About Log On America

Log On America is a full service provider of business communication technologies. We offer a unique end-to-end customer experience from consultation through professional managed services. Our expertise lies in a wide array of business communication services like PBX telephone systems and service, high-speed Internet access, web design, development and hosting, integrated products like "WebinOne", niche ASP applications and network analysis, installation and maintenance. All Log On America services may be customized and scaled to the specific needs of your business today and in the future.

Forward Looking Statements

Statements made in this news release, may contain forward-looking statements concerning our business and products. Our actual results may differ materially depending on a number of risk factors including, but not limited to, the following: general economic and business conditions, development, shipment, market acceptance, additional competition from existing and new competitors, changes in technology, and various other factors beyond our control. Other risks inherent in our business are described in our Securities and Exchange Commission filings, including our most recently filed Forms 10KSB and 10QSB. We undertake no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.


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